UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 22, 2010

PALM HARBOR HOMES, INC.

(Exact name of Registrant as Specified in Charter)

Florida	0-24268	59-1036634
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15303 Dallas Parkway

Suite 800

Addison, Texas 75001-4600

(972) 991-2422

(Address, including zip code, and telephone numbers, including area code, of principal executive offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On September 22, 2010, Palm Harbor Homes, Inc. (the “Company”) held its 2010 Annual Meeting of Shareholders. A total of 23,030,026 shares of the Company’s common stock were entitled to vote as of August 10, 2010, the record date for the Annual Meeting. There were 21,884,659 shares present in person or by proxy at the Annual Meeting, at which the shareholders were asked to vote on four proposals. Set forth below are the matters acted upon by the shareholders of the Company at the Annual meeting, and the final voting results of each such proposal.

(1) The shareholders elected each of the seven nominees to the Board of Directors for a one-year term:

Director	For	Withheld
Larry H. Keener	20,726,892	28,503
William M. Ashbaugh	20,285,832	469,563
Frederick R. Meyer	20,715,118	40,277
A. Gary Shilling	20,649,952	105,443
Tim Smith	20,727,245	28,150
W. Christopher Wellborn	20,650,312	105,083
John H. Wilson	20,720,611	34,784

(2) The shareholders approved the Company’s Rights Plan dated June 22, 2010:

FOR	20,727,036
AGAINST	20,070
ABSTAIN	6,289

(3) The shareholders ratified the appointment of Ernst & Young LLP as our independent accountants:

FOR	21,863,903
AGAINST	13,187
ABSTAIN	7,569

With respect to proposal two proposing the adoption of the Second Amended and Restated Articles of Incorporation which increases the number of authorized shares of common stock and preferred stock, shareholders holding a majority of the shares represented at the meeting voted in favor of a motion to adjourn the meeting until Monday, October 11, 2010 at 10:00 a.m. so that the Company may continue to solicit votes. As of the date of the Annual Meeting, proposal two received 14,873,030 votes in favor of the proposal and 5,870,199 votes against the proposal. To approve the proposal, it must receive the affirmative vote of the holders of 15,354,119 shares. The reconvened meeting will be held at the Company’s executive office located at 15303 Dallas Parkway, Suite 800, Addison, Texas.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Title

99.1	Press Release of Palm Harbor Homes, Inc. dated September 23, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2010	PALM HARBOR HOMES, INC.

/s/ Larry H. Keener
Larry H. Keener
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Title

99.1	Press Release of Palm Harbor Homes, Inc. dated September 23, 2010